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NEWS

NEWS
FOR RELEASE TUESDAY, DECEMBER 4, 2001

                                                 Contact: Kirsten Minich
                                                          732-542-4000, ext. 215


MILLENNIUM CELL MAKES ORGANIZATIONAL CHANGES
DESIGNED TO SUPPORT BUSINESS OBJECTIVES


EATONTOWN, NJ--DECEMBER 4, 2001-- Millennium Cell Inc. (NASDAQ: MCEL), a development-stage company that has created a proprietary technology to safely generate and store hydrogen, announced today that organizational changes have been made to enable the company to meet business objectives for 2002 and beyond.

The changes, effective December 1, include an expanded role for the Company's Chief Financial Officer, Norman "Chip" Harpster. Mr. Harpster remains as CFO, but has added the title "Vice President, International Business Management" and will head global expansion efforts. He will also remain Corporate Secretary. Chief Scientific Advisor Steven Amendola has entered into a consultancy arrangement with the company that maintains Mr. Amendola's commitment to the Company yet gives him the intellectual freedom to pursue unrelated scientific interests. He remains a member of the Board of Directors for the company.

Curt Cornell adds overall responsibility for the company's administrative operations to his duties, becoming "Vice President, Supply Chain Business Development and Administration." He will oversee intellectual property management, information technology, purchasing, and contract management functions. Mr. Cornell's role in supply chain business development for current fuel production and distribution will continue.

Adam Briggs' title has been changed to "Vice President, Business Development for Distributed Generation," to more accurately reflect the numerous Hydrogen on Demand (TM) application markets that he serves. Rex Luzader takes on new responsibilities in infrastructure development for future fuel production and distribution, in addition to his current responsibilities in transportation, as "Vice President, Business Development for Transportation and Hydrogen-Fuel Infrastructure."

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Finally, two executives will expand their functional responsibilities. Dr. Terry
Copeland, Vice President, Product Development, now has responsibilities across all the company's technology platforms. Katherine McHale, Vice President, Marketing & Communications, will now lead investor relations and technology assessment.

"The new organizational structure has been designed to support our objectives for next year and create close alignment with our near term strategy and value chain. It has also been designed to create personal growth opportunities for our many high-potential people, opportunities that span a variety of roles, responsibilities, and reporting relationships," said Dr. Stephen Tang, Millennium Cell President and CEO. "2001 has been a year of great progress, change, and growth for Millennium Cell as we've made the successful transition from a start-up to a development-stage company to an enterprise on the threshold of full commercialization--all in our first full year as a public company. We've grown from 30 employees at the end of 2000 to 53 today. We now occupy 2.2 times the physical space we did just a month ago. Lab facilities now offer our technologists the environment they need for continued innovation. This organizational realignment positions us to capitalize on our growth for continued progress."

ABOUT MILLENNIUM CELL
Founded in 1998, Millennium Cell is based in Eatontown, NJ and is focused on developing new, clean and abundant energy sources. Millennium Cell has invented and developed a proprietary process called Hydrogen on Demand(TM) that safely generates pure hydrogen or electricity from environmentally friendly raw materials. In the process, the energy potential of hydrogen is carried in the chemical bonds of sodium borohydride, which in the presence of a particular catalyst either releases hydrogen or produces electricity. The primary input components of the reaction are water and sodium borohydride, a derivative of borax. Borax is found in substantial natural reserves globally. Millennium Cell technology can be applied in transportation and portable power, including micro-power and long-life batteries.
The company is traded on NASDAQ under the symbol MCEL. For more information on Millennium Cell, visit WWW.MILLENNIUMCELL.COM or call 732-542-4000.
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This press release may include statements that are not historical facts and are considered "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Millennium Cell's current views about future events and financial performance. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate", "possibility" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Millennium Cell's expectations, and Millennium Cell expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Millennium Cell's hydrogen generation systems, (ii) competitive factors, such as price competition and new product introductions, (iii) the cost and availability of products, (iv) the cost of complying with current governmental regulations, (v), the accuracy of cash flow and earnings per share predictions and (vi) other factors detailed from time to time in Millennium Cell's filings with the Securities and Exchange Commission. Company management does not attempt to update forecasts unless conditions materially change.

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